Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-261823
PROSPECTUS  SUPPLEMENT NO. 3
(to prospectus dated April 29, 2022)

Boxed, Inc.
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This prospectus supplement updates, amends and supplements the prospectus dated April 29, 2022 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1, as amended (Registration No. 333-261823).

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on July 18, 2022 (which is attached to and a part of this prospectus supplement), only to the extent that any information contained in such document is deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Our Common Stock and Warrants are listed on the New York Stock Exchange under the symbols “BOXD” and “BOXD WS,” respectively. On July 21, 2022, the closing price of our Common Stock was $2.30 and the closing price of our Warrants was $0.2377.
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We are an “emerging growth company” under federal securities laws and are subject to reduced public company reporting requirements. Investing in our securities involves certain risks. See the section entitled “Risk Factors” beginning on page 10 of the Prospectus and under similar headings in any further amendments or supplements to the Prospectus to read about factors you should consider before buying our securities.

Neither the SEC nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the Prospectus. Any representation to the contrary is a criminal offense.

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The date of this prospectus supplement is July 18, 2022.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): July 21, 2022 (July 18, 2022)

Boxed, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-39817 (Commission File Number)	85-3316188 (I.R.S. Employer Identification No.)

451 Broadway, Floor 2 New York, New York 10013
(Address of principal executive offices, including zip code)
(646) 586-5599
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	BOXD	New York Stock Exchange
Warrants to purchase common stock	BOXD WS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 13, 2022, Yuki Habu, a Class II director, notified Boxed, Inc. (the “Company”) of her resignation from the Company’s Board of Directors (the “Board”), effective July 14, 2022. Ms. Habu recently took on a new role as a member of the Board Directors at AEON Co. Ltd (“AEON”), where she serves as a senior executive, and given the increased time commitment required, she has decided to step off of the Board. Ms. Habu’s resignation was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On July 14, 2022, the Board elected Mr. Tsukasa Ojima to fill Ms. Habu’s seat as a Class II director, effective July 14, 2022. Due to his affiliation with AEON, Mr. Ojima will not be serving on any of the Board’s committees or participating in the compensation program for non-employee directors as described under the heading “Director Compensation” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the Securities and Exchange Commission on March 15, 2022. The Company has entered into its standard form of indemnification agreement with Mr. Ojima.

Additional information required by Item 404(a) of Regulation S-K regarding the Company’s transactions with AEON, of which Mr. Ojima is an executive officer, was previously reported in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, which was filed with the Securities and Exchange Commission on March 15, 2022.

Item 7.01. Regulation FD Disclosure.

On July 15, 2022, the Company issued a press release announcing the resignation of Ms. Habu and the appointment of Mr. Ojima to the Board. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information in this Item 7.01 and the exhibit attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit number	Description
99.1	Press Release, dated July 15, 2022, by Boxed, Inc.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Boxed, Inc.

Date: July 18, 2022	By:	/s/ Jung Choi
	Name:	Jung Choi
	Title:	General Counsel & Secretary